Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Markel Corporation:

We consent to the incorporation by reference in the registration statements No. 333-61686, No. 333-38062, No. 333-101545 and No. 333-107661 on Form S-8 and No. 333-130497 on Form S-3 of Markel Corporation of our reports dated February 22, 2007, with respect to the consolidated balance sheets of Markel Corporation and subsidiaries (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Markel Corporation.

As discussed in note 19 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 158 related to defined benefit pension and other postretirement plans as of December 31, 2006.

/s/ KPMG LLP
Richmond, Virginia
February 28, 2007